EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Fiona Chiotellis 646-810-0414
Web Site: www.hartmarx.com

HARTMARX SECOND QUARTER RESULTS ADVERSELY IMPACTED
BY ON-GOING CONSUMER SPENDING SLOWDOWN

CHICAGO, June 30, 2008 - -  Hartmarx Corporation (NYSE: HMX) today reported operating results for its second quarter and six months ended May 31, 2008.  Second quarter revenues were $131.5 million compared to $155.9 million in 2007.  The net loss was $1.5 million or $.04 per diluted share in the current period compared to net earnings of $5.4 million or $.15 per diluted share last year.  For the six months, revenues were $250.5 million compared to $276.0 million in 2007.  The net loss was $5.0 million, or $.14 per diluted share in the current year compared to net earnings of $2.0 million or $.05 per diluted share in 2007.

Homi B. Patel, chairman and chief executive officer of Hartmarx, commented, "The overall economic and retail environment remains very difficult and contributed to results falling far below our expectations.  Consumer confidence has been unfavorable for a number of months and any discretionary spending, including the income tax rebate checks, in all likelihood is going toward higher food and gas costs rather than for discretionary apparel purchases.  In addition to the current macro-economic conditions, our first half results continued to be adversely impacted by the residual effect on sales and earnings from reducing our moderate tailored clothing product offerings, including the previously announced decision not to renew the Tommy Hilfiger and Perry Ellis  licenses upon their expiration at the end of 2008.  In this difficult environment, we are focusing on controlling our expenses, reducing our inventories and maximizing our cash flows.  We are managing our business conservatively and reducing headcount, which reflected approximately $1 million of second quarter severance charges.  While the actions taken to curtail our moderate tailored clothing lines has had a significant negative near-term impact on reported revenues and earnings, we strongly believe these actions will have a positive impact on longer-term profitability.  We continue to focus on a disciplined execution of our longer-term strategies fully confident that when the economy does turn around our strong brands and emphasis on upscale products will result in significant earnings improvement.  Assuming that there is no further deterioration in the economy, in the second half of the fiscal year we expect to be profitable with favorable earnings comparisons to the prior year.  Accordingly, we are currently estimating full-year consolidated revenues in the range of $530 million to $550 million.  Full-year diluted earnings per share is currently anticipated within a range of a breakeven to a small profit."

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"At May 31, inventories of $149.9 million declined $9.2 million or 6% from the year earlier levels excluding the inventories associated with the August 2007 Monarchy acquisition.  The trailing year total debt increase of $34.2 million to $147.2 million at May 31 this year reflected $47.6 million  of outflows attributable to acquisitions, capital expenditures and share repurchases.  To date, we have repurchased approximately 1.1 million shares pursuant to our 3 million share authorization," Mr. Patel concluded.

The second quarter revenue decline was principally attributable to the Men's Apparel Group segment, from reductions in the tailored product categories.  This segment also included the Monarchy product lines which contributed $3.9 million to the current year second quarter revenues and $7.5 million for the six months.  The Women's Apparel Group segment represented approximately 23% of consolidated revenues this year compared to 21% in last year's second quarter.

The second quarter operating loss was $1.8 million in 2008 compared to operating earnings of $11.2 million in 2007.  The decline was principally attributable to the Men's Apparel Group segment, although the Women's Apparel Group segment earnings were also lower.  The decrease reflected both the $24.5 million decline in sales and a lower gross margin rate of 33.0% for the quarter compared to 35.8% in 2007, resulting principally from the disposition of surplus inventories.  Selling, general and administrative expenses for the three months were $45.6 million compared to $45.2 million in 2007 on the lower sales, representing 34.7% of sales compared to 29.0% in 2007.  The current period included, among other things, $2.2 million of incremental expenses related to Monarchy and approximately $1 million of non-recurring severance charges, substantially offset by other expense reductions.  Interest expense declined to $2.0 million compared to $2.6 million in 2007, reflecting lower rates as average borrowing levels were higher.  The current period net loss was $1.5 million compared to net earnings of $5.4 million in last year's second quarter.  This year's effective tax benefit rate reflected an income tax settlement which had an approximate $1 million favorable impact on the second quarter recorded tax benefit.

For the six months, revenues this year were $250.5 million with an operating loss of $5.4 million, compared to sales of $276.0 million and operating earnings of $7.9 million in 2007, reflecting this year's lower sales, gross margins and operating margins in both the Men's Apparel Group and Women's Apparel Group segments.  The women's segment represented approximately 22% of consolidated revenues this year compared to 23% in the prior six-month period.  The year-to-date gross margin rate was 33.1% this year compared to 34.8% last year, reflecting the liquidation of surplus inventories and to a lesser extent, the lower percentage of women's segment sales.  Selling, general and administrative expenses for the six months of 2008 were $89.2 million compared to last year's $89.1 million on the lower sales, representing 35.6% of sales compared to 32.3% in 2007.  The current year included $3.7 million of incremental expenses associated with the Monarchy acquisition and the $1 million of non-recurring severance charges, substantially offset by other expense reductions across the Company.  Year-to-date interest expense declined to $4.0 million this year compared to $4.8 million in the prior year with the decrease attributable to lower rates as average borrowing levels were higher.  The year-to-date net loss was $5.0 million this year compared to net earnings of $2.0 million last year.  As noted above, the year-to-date effective tax benefit rate of 46.4% compared to the prior year's effective tax rate of 37.5% reflected the favorable income tax settlement concluded in the second quarter.

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Hartmarx produces and markets business, casual and golf apparel under its own brands, including Hart Schaffner Marx, Hickey Freeman, Palm Beach, Coppley, Monarchy, Manchester Escapes, Society Brand, Racquet Club, Naturalife, Pusser's of the West Indies, Brannoch, Sansabelt, Exclusively Misook, Barrie Pace, Eye, Christopher Blue, Pine IV, Wörn, Blue House Drive, One Girl Who…, Zooey by alice heller and b.chyll.  In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Burberry men's tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, Pierre Cardin, Perry Ellis, Lyle & Scott, Golden Bear, Jag and Dr. Martens.  The Company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.

The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should" or "will" or the negatives thereof or other comparable terminology.  Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements.  The statements could be significantly impacted by such factors as the level of consumer spending for men's and women's apparel, the prevailing retail environment, the Company's relationships with its suppliers, customers, licensors and licensees, actions of competitors that may impact the Company's business, possible acquisitions and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control.  The reader is also directed to the Company's periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company's results of operations and financial condition.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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HARTMARX CORPORATION
--- UNAUDITED FINANCIAL SUMMARY --
(000's omitted, except per share amounts)

	Statement of Earnings	Three Months Ended May 31,		Six Months Ended May 31,
		2008	2007	2008	2007

	Net sales	$131,461	$155,935	$205,523	$275,980
	Licensing and other income	477	526	1,025	1,009
		131,938	156,461	251,548	276,989
	Cost of goods sold	88,117	100,051	167,722	179,973
	Selling, general & administrative expenses	45,582	45,212	89,202	89,091
		133,699	145,263	256,924	269,064
	Operating earnings (loss)	(1,761)	11,198	(5,376)	7,925
	Interest expense	2,015	2,591	3,986	4,777
	Earnings (loss) before taxes	(3,776)	8,607	(9,362)	3,148
	Tax provision (benefit)	(2,309)	3,228	(4,348)	1,181
	Net earnings (loss)	$(1,467)	$5,379	$(5,014)	$1,967

	Earnings (loss) per share:
	Basic	$(.04)	$.15	$(.14)	$.05
	Diluted	$(.04)	$.15	$(.14)	$.05

Average shares:	Basic	34,892	36,070	34,881	36,057
	Diluted	34,892	36,625	34,881	36,635

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	May31,
Condensed Balance Sheet	2008	2007

Cash	$3,581	$2,165
Accounts receivable, net	81,883	96,919
Inventories	149,891	153,221
Prepaid expenses and other assets	34,835	23,291
Goodwill and intangible assets	100,081	87,244
Deferred income taxes	68,528	38,627
Prepaid/intangible pension asset	-	38,000
Net fixed assets	35,013	32,895
Total assets	$473,812	$472,362

Accounts payable and accrued expenses	$87,599	$86,527
Total debt	147,170	112,943
Accrued pension liability	14,504	8,426
Shareholders' equity	224,539	264,466

Total liabilities and shareholders' equity	$473,812	$472,362

Book value per share	$6.28	$7.20

Selected cash flow data:

Capital expenditures	$9,368	$5,388
Depreciation of fixed assets	2,819	2,624
Amortization of intangible assets, long-lived assets
and stock compensation expense	2,906	3,395

This information is preliminary and may be changed prior to filing Form 10-Q.  No investment decisions should be based solely on this data.